AMENDMENT NO. 4 TO CREDIT AGREEMENT
     This Amendment No. 4 to Credit Agreement (this “Agreement”) dated as of March ___, 2010 is made by and among INTERSECTIONS INC., a Delaware corporation (the “Company”), the Subsidiaries of the Company party hereto (together with the Company, the “Borrowers” and each a “Borrower”), BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States (“Bank of America”), in its capacity as administrative agent for the Lenders (as defined in the Credit Agreement (as defined below)) (in such capacity, the “Administrative Agent”), and each of the Lenders signatory hereto.
W I T N E S S E T H:
     WHEREAS, the Borrowers, the Administrative Agent and the Lenders have entered into that certain Credit Agreement dated as of July 3, 2006 (as heretofore amended, as hereby amended and as from time to time hereafter further amended, modified, supplemented, restated, or amended and restated, the “Credit Agreement”; capitalized terms used in this Agreement not otherwise defined herein shall have the respective meanings given thereto in the Credit Agreement), pursuant to which the Lenders have made available to the Borrowers a term loan facility and a revolving credit facility, including a subfacility for letters of credit; and
     WHEREAS, pursuant to Section 7.02(h) of the Credit Agreement, the Company may make Investments in Screening after the Closing Date in an aggregate principal amount of $5,000,000; and
     WHEREAS, the Borrowers have requested that the Administrative Agent and the Lenders enter into this Agreement to amend the Credit Agreement to, among other things, (i) increase the allowance for Investments in Screening under Section 7.02(h) of the Credit Agreement, and (ii) memorialize the parties’ agreement with respect to the application of the Net Proceeds of a Disposition of Screening, and the Administrative Agent and the Lenders are willing to amend the Credit Agreement for such purposes on the terms and conditions contained in this Agreement;
     NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Amendments to Credit Agreement. Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended as follows:
(a)	Section 1.01 is amended as follows:
(i)	The definition of “Applicable Rate” is amended to replace the pricing grid contained therein with the following:

			LIBOR Monthly
			Floating Rate+
Pricing Level	Consolidated Leverage Ratio	Unused Fee	L/C Fee
1	Less than or equal to 1.00 to 1.00	0.150%	2.000%

2	Less than or equal to 1.50 to 1.00, but greater than 1.00 to 1.00	0.200%	2.250%

3	Less than or equal to 2.00 to 1.00, but greater than 1.50 to 1.00	0.250%	2.500%

4	Greater than 2.00 to 1.00	0.250%	2.750%
(ii)	A new definition of “Disposition of Screening” is added thereto in its appropriate alphabetical order to read as follows:
“Disposition of Screening” means (i) a Disposition by a Loan Party or Subsidiary of any Equity Interests of SI Holdco or the ABI Loan, (ii) a Disposition of all or substantially all of the assets of SI Holdco, or (iii) a Disposition of all or substantially all of the assets of SI.
(iii)	A new definition of “Net Cash Proceeds” is added thereto in its appropriate alphabetical order to read as follows:
“Net Cash Proceeds” means (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any insurance or condemnation award received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction and any Indebtedness that is owed by any Subsidiary being Disposed of and required to be prepaid in connection with such transaction (in either case, other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction, (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds, and (D) any management fees or other amounts due in the ordinary course of business to the Loan Party making the Disposition by the entity being Disposed of, to the extent paid as a part of such Disposition; and (b) with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness (other than Indebtedness under the Loan Documents) by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.
(b)	Section 2.05(d) is amended by adding new clause (iii) to such Section and renumbering existing clause (iii) as new clause (iv), and replacing the references to clause “(iii)” in clauses (i) and (ii) thereof to clause “(iv)”; new clause (iii) shall read as follows:
“(iii) Within five Business Days of any Disposition permitted by Section 7.05(f), the Borrowers shall prepay an aggregate principal amount of Loans in the amount set forth in such Section (such prepayment to be applied as set forth in clause (iv) below).”
(c)	Section 7.02(h) of the Credit Agreement is amended by replacing the amount of $5,000,000 therein with the amount of $6,500,000.
(d)	Section 7.05 is amended by replacing such Section in its entirety with the following:
7.05	Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
(a)	Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(b)	Dispositions of inventory in the ordinary course of business;
(c)	Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property, and in each case, such purchase of replacement property is promptly consummated;
(d)	Dispositions of property by any Subsidiary to a Borrower or to a Guarantor;
(e)	Dispositions permitted by Section 7.04;
(f)	A Disposition of Screening, provided that 50% of the Net Cash Proceeds of such Disposition are applied to prepay Loans in accordance with Section 2.05(d)(iii);

(g)	Dispositions resulting from casualty loss or condemnation; and
(h)	Dispositions permitted by Section 7.02;
provided, however, that any Disposition pursuant to clauses (a) through (e) above shall be for fair market value or consideration otherwise reasonably satisfactory to the Administrative Agent.
     2. Effectiveness; Conditions Precedent. This Agreement and the amendments to the Credit Agreement herein provided shall become effective upon satisfaction of the following conditions precedent:
(a)	the Administrative Agent shall have received each of the following documents or instruments in form and substance reasonably acceptable to the Administrative Agent:
(i)	counterparts of this Agreement, duly executed by the Borrowers, the Administrative Agent and the Lenders, together with all schedules and exhibits thereto duly completed;
(ii)	such other documents, instruments, opinions, certifications, undertakings, further assurances and other matters as the such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, or the Lenders may reasonably require;
(b)	the Fourth Amendment Fee (defined below) and all other fees and expenses payable to the Administrative Agent and the Lenders (including the fees and expenses of counsel to the Administrative Agent) estimated to date shall have been paid in full (without prejudice to final settling of accounts for such fees and expenses).
     3. Amendment Fee. The Borrowers shall pay to the Administrative Agent, for the account of each Lender, a fee (the “Fourth Amendment Fee”) in an amount equal to 0.10% multiplied by the sum of (i) the aggregate outstanding principal amount of the Term Loan held by such Lender, plus (ii) such Lender’s Revolving Credit Commitment. Each Fourth Amendment Fee shall be for such Lender’s execution of this Agreement, shall be fully earned on the date hereof, shall be due and payable on the date hereof, and shall be non-refundable for any reason whatsoever.
     4. Representations and Warranties. In order to induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:
(a)	The representations and warranties made by each Loan Party in Article V of the Credit Agreement and in each of the other Loan Documents to which such Loan Party is a party are true and correct on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date;

(b)	Since the date of the most recent financial reports of the Company and its Subsidiaries delivered pursuant to Section 6.01 of the Credit Agreement, no act, event, condition or circumstance has occurred or arisen which, singly or in the aggregate with one or more other acts, events, occurrences or conditions (whenever occurring or arising), has had or could reasonably be expected to have a Material Adverse Effect;
(c)	The Persons constituting Borrowers after giving effect to the effectiveness hereof (and assuming satisfaction of the conditions subsequent set forth in Section 3 of this Agreement) are all Persons required to be Designated Co-Borrowers under Section 6.13 of the Credit Agreement.
(d)	This Agreement has been duly authorized, executed and delivered by the Borrowers and constitutes a legal, valid and binding obligation of such parties, except as may be limited by general principles of equity or by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally;
(e)	After giving effect to this Agreement, no Default or Event of Default has occurred and is continuing.
     5. Entire Agreement. This Agreement, together with all the Loan Documents, that certain consent and waiver letter dated August 25, 2006 from Bank of America, N.A., as Lender, to the Company, and that certain consent letter dated November 2, 2007 from Bank of America, N.A., as Lender, to the Company (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other in relation to the subject matter hereof or thereof. None of the terms or conditions of this Agreement may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 10.01 of the Credit Agreement.
     6. Full Force and Effect of Agreement. Except as hereby specifically amended, modified or supplemented, the Credit Agreement and all other Loan Documents are hereby confirmed and ratified in all respects and shall be and remain in full force and effect according to their respective terms, as modified by (i) that certain consent and waiver letter dated August 25, 2006 from Bank of America, N.A., as Lender, to the Company and (ii) that certain consent letter dated November 2, 2007 from Bank of America, N.A., as Lender, to the Company.
     7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

     8. Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia applicable to contracts executed and to be performed entirely within such Commonwealth, and shall be further subject to the provisions of Section 10.13 of the Credit Agreement.
     9. Enforceability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.
     10. References. All references in any of the Loan Documents to the “Credit Agreement” shall mean the Credit Agreement, as amended hereby.
     11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each of the Lenders, and their respective successors, legal representatives, and assignees to the extent such assignees are permitted assignees as provided in Section 10.06 of the Credit Agreement.
[Signature pages follow.]

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWERS: INTERSECTIONS INC.
By:
Name:
Title:

CREDITCOMM SERVICES LLC
By:
Name:
Title:

INTERSECTIONS HEALTH SERVICES, INC.
By:
Name:
Title:

INTERSECTIONS INSURANCE SERVICES INC.
By:
Name:
Title:

CAPTIRA ANALYTICAL, LLC
By:
Name:
Title:

NET ENFORCERS, INC.
By:
Name:
Title:

ADMINISTRATIVE AGENT: BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

LENDERS: BANK OF AMERICA, N.A.
By:
Name:
Title: